                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             METRO NETWORKS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                             METRO NETWORKS, INC.

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                 JUNE 6, 1997

                               ----------------

  NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of METRO NETWORKS, INC. a Delaware corporation (the "Company"), will be held at Transco Tower, 2nd Floor Auditorium, 2800 Post Oak Boulevard, Houston, Texas 77056, on Friday, June 6, 1997, at 10:00 a.m., Central Time, for the following purposes:

  1. To elect three Class 1 Directors;

  2. To ratify and approve the Company's independent public accountants for fiscal 1997; and

  3. To consider and act upon any other matters which may properly come before the Annual Meeting and any adjournment thereof.

  The Board of Directors has fixed the close of business on Monday, April 28, 1997 as the record date for the determination of the holders of capital stock entitled to notice of and to vote at the Annual Meeting.

  A list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the Annual Meeting at the offices of the Company, 2800 Post Oak Boulevard, Suite 4000, Houston, Texas, 77056, and will also be available for examination at the Annual Meeting until its adjournment.

  YOUR ATTENTION IS DIRECTED TO THE ACCOMPANYING PROXY STATEMENT. WE INVITE ALL STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES IN PERSON, EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY.

                                          By Order of the Board of Directors

                                          /s/ David I. Saperstein
                                          David I. Saperstein
                                          Chairman of the Board and Chief
                                           Executive Officer

Houston, Texas
May 2, 1997


                                   IMPORTANT

   YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED TO THE COMPANY'S TRANSFER AGENT AT AMERICAN STOCK TRANSFER & TRUST COMPANY, ATTENTION: PROXY TABULATION DEPARTMENT, TO BE RECEIVED NO LATER THAN JUNE 5, 1997. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING IN YOUR PROXY PROMPTLY.

                                PROXY STATEMENT

                             METRO NETWORKS, INC.
                            2800 POST OAK BOULEVARD
                                  SUITE 4000
                             HOUSTON, TEXAS 77056

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                 JUNE 6, 1997

                               ----------------

                    SOLICITATION AND REVOCATION OF PROXIES

  The enclosed proxy is solicited by and on behalf of the Board of Directors of METRO NETWORKS, INC., a Delaware corporation (the "Company"), for use at the Company's 1997 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Friday, June 6, 1997 at 10:00 a.m., Central Time, at Transco Tower, 2nd Floor Auditorium, 2800 Post Oak Boulevard, Houston, Texas 77056, and at any and all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

  Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering written notice of revocation to the Company at its office at 681 Fifth Avenue, 10th Floor New York, New York, 10022, Attention: Gary L. Worobow, Corporate Secretary, by a subsequent proxy executed by the person executing the prior proxy and presented at the meeting, or by attendance at the Annual Meeting and voting in person by the person executing the proxy. If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy card by the stockholder or, if no instructions are indicated, will be voted FOR the slate of directors nominated herein and FOR the ratification and approval of KPMG Peat Marwick LLP as the Company's independent public accountants, and as to any other matter that may properly be brought before the Annual Meeting, in accordance with the judgment of the proxy holder. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present, and each is tabulated separately. In determining whether a proposal has been approved, abstentions are counted as votes against a proposal and broker non-votes are not counted as votes for or against a proposal or as votes present and voting on a proposal.

  In addition to solicitation by mail, officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by mail, telegraph or personal calls. All costs of solicitation will be borne by the Company. The Company has requested brokers and nominees who hold stock in their name to furnish this proxy material to their customers and the Company will reimburse such brokers and nominees for their related out-of-pocket expenses. This Proxy Statement of the Company is being mailed on or about May 2, 1997 to each stockholder of record as of the close of business on April 28, 1997.

                             VOTING AT THE MEETING

  As of April 28, 1997, the Company had outstanding 16,550,357 shares of Common Stock, par value $.001 per share (the "Common Stock"), and 2,549,750 shares of Series A Preferred Stock, par value $.001 per share (the "Preferred Stock"). Holders of record of shares of Common Stock and Preferred Stock at the close of business on April 28, 1997 will be entitled to notice of and to vote at the Annual Meeting and will be entitled to one vote for each such share so held of record.

                 NOMINATION AND ELECTION OF CLASS 1 DIRECTORS
                                 (PROPOSAL 1)

  The persons named in the enclosed proxy will vote to elect the three nominees named below under "Nominees for Class 1 Director" unless instructed otherwise in the proxy. The persons receiving the greatest number of votes, up to the number of directors to be elected, shall be the persons elected as the Class 1 Directors. Shares represented by proxies which are marked "withhold authority" will have the same effect as a vote against the nominees. The Class 1 Directors are to hold office until the 2000 Annual Meeting of Stockholders and until their respective successors are duly qualified and elected.

  The names and certain information concerning the persons nominated to be elected as Class 1 Directors by the Board of Directors at the Annual Meeting are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES NAMED BELOW UNDER "NOMINEES FOR CLASS 1 DIRECTOR". It is intended that shares represented by the proxies will be voted FOR the election to the Board of Directors of the persons named below unless authority to vote for the nominees has been withheld in the proxy. Although the persons nominated have consented to serve as directors if elected, and the Board of Directors has no reason to believe that the nominees will be unable to serve as directors, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board of Directors. The following information regarding the Company's directors and executive officers, including nominees, is relevant to your consideration of the slate proposed by your Board of Directors:

DIRECTORS AND EXECUTIVE OFFICERS

  The current directors and executive officers of the Company are as follows:

 NAME                                   AGE      POSITION WITH THE COMPANY
 ----                                   ---      -------------------------
 David I. Saperstein................... 56  Chairman of the Board of Directors
                                             and Chief Executive Officer
 Charles I. Bortnick................... 43  President and Director
 Shane E. Coppola(1)................... 31  Executive Vice President and
                                             Director
 Curtis H. Coleman..................... 47  Senior Vice President, Chief
                                             Financial Officer and Director
 Gary L. Worobow....................... 32  Senior Vice President, General
                                             Counsel, Secretary and Director
 Ivan N. Shulman....................... 34  Senior Vice President, Marketing
 D. Patrick LaPlatney.................. 37  Senior Vice President, Television
 James A. Arcara(1)(2)................. 62  Director
 Dennis F. Holt(2)..................... 60  Director
 Robert M. Miggins(1)(2)............... 69  Director
 Kenin M. Spivak....................... 39  Director

--------
(1) Member of Compensation Committee
(2) Member of Audit Committee

  The Board of Directors is divided into three classes, with each class holding office for staggered three-year terms. The terms of Class 1 Directors David I. Saperstein, Kenin M. Spivak and Gary L. Worobow expire in 1997, the terms of Class 2 Directors Charles I. Bortnick, Curtis H. Coleman and Robert
M. Miggins expire in 1998 and the terms of Class 3 Directors Shane E. Coppola, James A. Arcara and Dennis F. Holt expire in 1999. All executive officers of the Company are chosen by the Board of Directors and serve at the Board's discretion.

ATTENDANCE AT MEETINGS AND BOARD COMMITTEES

  During the fiscal year ended December 31, 1996, the Board of Directors did not hold any meetings.

  The standing committees of the Board of Directors are the Compensation Committee and the Audit Committee. The Board of Directors has no nominating committee or committee performing a similar function.

  The Compensation Committee, which did not meet in fiscal 1996, is responsible for determining the compensation of executive officers and the Company's non-executive officer employee compensation structure. The Compensation Committee currently consists of James A. Arcara, Shane E. Coppola and Robert M. Miggins.

  The Audit Committee, which did not meet in fiscal 1996, is responsible for
(i) reviewing the Company's financial results and the scope and results of audits; (ii) evaluating the Company's system of internal controls and meeting with independent auditors and appropriate Company financial personnel concerning the Company's system of internal controls; (iii) recommending to the Board of Directors the appointment of the independent auditors; and (iv) evaluating the Company's financial reporting activities and the accounting standards and principles followed. The Audit Committee currently consists of James A. Arcara, Dennis F. Holt and Robert M. Miggins.

NOMINEES FOR CLASS 1 DIRECTOR

  The following persons' names will be placed in nomination for election to the Board of Directors. The shares represented by the proxy cards returned will be voted FOR the election of these nominees unless you specify otherwise.

  DAVID I. SAPERSTEIN founded the Company in 1978. Since 1978, Mr. Saperstein has been the Chief Executive Officer and a Director of the Company. Mr. Saperstein served as President of the Company from 1978 through June 1996. Mr. Saperstein serves on the Boards of Directors for the Business Arts Fund, the Houston Symphony and the Toxoplasmosis Research Institute of the Michael Reese Hospital in Chicago. Mr. Saperstein serves on the Board of Trustees for the local chapter of the United Way and is a member of the Dean's Advisory Council for Touro College of Law in New York. Prior to 1978, Mr. Saperstein owned and operated several Ford automobile dealerships in Baltimore, Maryland.

  GARY L. WOROBOW has served as General Counsel and Secretary of the Company since May 1995, as a Senior Vice President and a Director of the Company since June 1996. From August 1991 until joining the Company, Mr. Worobow was an attorney with the New York law firm of Stursberg & Veith. Mr. Worobow earned a Juris Doctorate from Fordham Law School in 1991, a Masters of Business Administration from the William E. Simon School of Business Administration in 1989 and a Bachelor of Arts from the University of Rochester in 1987.

  KENIN M. SPIVAK has served as a Director of the Company since March 1997. Mr. Spivak has served as President and Co-Chief Executive Officer of Archon Communications, Inc., a media company of which The NewsCorporation Limited is the principal shareholder, since its formation in January 1995. Since July 1995, Mr. Spivak has also served as a director and co-chairman of the executive committee of Premiere Radio Networks, Inc., a leading syndicator of radio programs and services of which Archon is the principal shareholder. From 1991 until 1994, Mr. Spivak was Managing Director of Island World B.V. and President of the Island World Group, companies engaged in the production and distribution of feature films and television programming. From 1988 until November 1990, Mr. Spivak served as Executive Vice President and functioned as chief operating officer of MGM/UA Communications Co., a leading motion picture and television studio. Since 1995, Mr. Spivak has served as Chairman of Knowledge Exchange, LLC, a publishing company. Since 1993, Mr. Spivak has been a director and since 1996, Vice Chairman, of John Paul Mitchell Systems, a leading hair products company. From 1991 until 1995, Mr. Spivak was Vice Chairman of Diversified Industries Inc., which successfully reorganized under Chapter 11 of the United States Bankruptcy Code. From 1991 until 1993, Mr. Spivak was a Special Director of Westfed Holdings, Inc., elected by the preferred shareholders following a default caused by Westfed's subsidiary, a thrift seized by banking regulators. Mr. Spivak holds an A.B., M.B.A. and J.D. from Columbia University.

OTHER DIRECTORS AND EXECUTIVE OFFICERS

  CHARLES I. BORTNICK has been President and a Director of the Company since June 1996. From April 1994 to May 1996, Mr. Bortnick served as Executive Vice President/General Manager of the Company. Mr. Bortnick joined the Company in March 1993 as Vice President/General Manager,Midwest Region based in Chicago. Prior to joining the Company, Mr. Bortnick had 17 years of experience in the radio broadcasting industry. From November 1987 through March 1993, Mr. Bortnick served as Vice President/General Manager for Malrite Communications at its WMMS-FM/WHK-AM radio station in Cleveland, Ohio and its KKHT-FM radio station in Houston, Texas. From September 1984 to October 1987, Mr. Bortnick served as Vice President/General Manager for TK Communications at its WSHE-FM/WSRF-AM radio stations in Miami/Ft. Lauderdale.

  SHANE E. COPPOLA has served as Executive Vice President and a Director of the Company since June 1996. From April 1992 through May 1996, Mr. Coppola was Vice President,Corporate Development of the Company. From August 1989 through March 1992, Mr. Coppola was a member of the Communications Finance Group at The Toronto-Dominion Bank. Mr. Coppola earned a Masters of Business Administration from the William E. Simon School of Business Administration in 1989 and a Bachelor of Arts from the University of Rochester in 1988. Mr. Coppola is the son-in-law of Mr. Saperstein.

  CURTIS H. COLEMAN has served as Chief Financial Officer of the Company since September 1995, as a Senior Vice President and a Director of the Company since June 1996. Mr. Coleman served as Vice President-Treasurer and Vice President-Controller of the Company from March 1990 through September 1995. Prior to joining the Company, Mr. Coleman served in various financial and accounting positions with Energy Service Company, Inc., Crutcher Resources Corporation and Arthur Young & Company. Mr. Coleman is a certified public accountant.

  IVAN N. SHULMAN has served as Senior Vice President of Marketing of the Company since January 1997. From July 1995 through December 1996, Mr. Shulman was Vice President of Marketing of the Company. From July 1994 through July 1995, he was Vice President,Merchandising of the Company; and from January 1991 through June 1994, Mr. Shulman was National Merchandising Manager of the Company. Mr. Shulman joined the Company in October 1987. Prior to joining the Company, Mr. Shulman worked in the consumer products industry with Carnation Company.

  D. PATRICK LAPLATNEY has served as Senior Vice President of Television of the Company since March 1997. From May 1994 to March 1997, Mr. LaPlatney was a Senior Vice President of Programming and Distribution at Raycom, Inc. From June 1991 until May 1994, he was Vice President of Affiliate Relations at Raycom, Inc. From January 1989 until May 1991 he held the positions of Manager of the Northeast Region and Manager of Southeast Region Advertising Sales, also for Raycom, Inc. Mr. LaPlatney worked for Blair Television, Inc. from February 1982 through December 1988, where he held the positions of Account Executive, Senior Account Executive and Sales Manager. He earned his BBA in Accountancy from the University of Notre Dame in 1981.

  JAMES A. ARCARA became a Director of the Company in October 1996. Mr. Arcara is Chairman of Radio Enterprises Incorporated, a company that he founded in 1996 to acquire and operate radio stations. Mr. Arcara served as President of Capital Cities/ABC Radio, a division of Capital Cities/ABC, Inc., from 1986 until April 1996. From 1980 until 1986, prior to the merger of Capital Cities Communications, Inc. with ABC, Inc., Mr. Arcara served as Executive Vice President for Capital Cities Radio. Mr. Arcara is a past President of the Radio Advertising Bureau and a past Director of the National Association of Broadcasters. From 1970 until 1980, Mr. Arcara served as Vice President/General Manager for WPAT-AM/FM radio in Clifton, New Jersey. From 1967 until 1970, Mr. Arcara served as Vice President/General Manager for WPRO-AM radio in Providence, Rhode Island. From 1961 until 1967, Mr. Arcara served as General Sales Manager for WKBW-AM radio in Buffalo, New York.

  DENNIS F. HOLT became a Director of the Company in October 1996. Mr. Holt has been the President and Chief Executive Officer of Western International Media Corporation since founding the company in 1969. Western International Media is the largest media-buying organization in the United States. Mr. Holt serves as a member of Skull and Dagger, Blue Key, the Silver Shield Foundation, the Board of Counselors for the University of Southern California School of Public Administration, the Board of Directors of Aames Home Loan, St. John's Hospital, the SKIRBALL Cultural Center and the United States Information Agency. Mr. Holt received the Los Angeles AD Club's Silver Medal, and the Hollywood Radio and Television Society's Advertising Executive of the Year Award. Mr. Holt was named Man of the Year in Advertising in 1993 and was awarded the Advertising Industry Emergency Fund's Golden Life Savers Award in 1994.

  ROBERT M. MIGGINS became a Director of the Company in October 1996. Mr. Miggins served as Vice President/Western Region Manager for TeleRep, Inc. a leading national television station representation company, from 1988 until his retirement in December 1995. TeleRep is the National Sales division of Cox Broadcasting Co. Prior to 1988, Mr. Miggins served as a principal and Vice President and Regional Area Manager for Petry Television. Mr. Miggins also served as Vice President of TeleRep from its formation in 1969 to 1980. Mr. Miggins formed the Los Angeles Television Representative Association and was President of the Association for nearly 5 years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 28, 1997, by all persons known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock, each director, the Chief Executive Officer of the Company, the three most highly compensated executive officers of the Company whose total salary and bonus exceed $100,000 at December 31, 1996 and two additional executive officers of the Company, and all directors and executive officers of the Company as a group.

                                                  SHARES BENEFICIALLY OWNED
                                             -----------------------------------
         NAME OF BENEFICIAL OWNER               NUMBER               PERCENT
         ------------------------            ---------------       -------------
David I. Saperstein........................        8,300,357(1)(2)        50.2%
Metro Networks, Inc.
  2800 Post Oak Boulevard
  Suite 4000
  Houston, Texas 77056
BAMCO, Inc./Baron Capital Management, Inc..        1,535,000(3)            9.9%
  767 Fifth Avenue
  24th Floor
  New York, New York 10153
Charles I. Bortnick........................            1,000(4)              *
Shane E. Coppola...........................          211,050(5)(6)         1.3%
Curtis H. Coleman..........................            1,000(7)              *
Gary L. Worobow............................              500(8)(9)           *
James A. Arcara............................            2,000(10)             *
Dennis F. Holt.............................           50,000(11)             *
Robert M. Miggins..........................              500(12)             *
Kenin M. Spivak............................               --(13)             *
All executive officers and directs as a
 group (9 persons).........................        8,567,807              51.8%

--------
 * Less than 1%.

(1) Does not include shares held by the Trusts (as defined below), beneficial ownership of which Mr. Saperstein disclaims. In addition, the number of shares beneficially owned does not include 2,549,750 shares of Series A Convertible Preferred Stock owned by Mr. Saperstein and pledged to the Company in connection with the stock loan under the Stock Loan and Pledge Agreement. See "Certain Transactions." Such shares have not been included because they can only be converted into Common Stock upon repayment of such stock loan; repayment may be achieved either through the acquisition of shares of Common Stock in the open market and delivery of such shares to the Company or the delivery of shares of Series A Convertible Preferred Stock. Mr. Saperstein retains the voting rights to all pledged shares of Series A Convertible Preferred Stock.
(2) Does not include stock options to purchase 100,000 shares of Common Stock granted under the 1996 Plan on October 16, 1996.
(3) BAMCO, Inc. ("BAMCO") and Baron Capital Management, Inc. ("Baron") have filed with the Securities and Exchange Commission a Schedule 13G dated February 7, 1997 reporting that BAMCO and Baron may be deemed to beneficially own 1,270,000 and 265,000 shares, respectively, of the Common Stock. BAMCO and Baron have filed the Schedule 13G as a group, pursuant to Rule 13d-1(b)(1)(ii) (F) of the Securities Exchange Act of 1934, as amended.
(4) Does not include stock options to purchase 75,000 shares of Common Stock granted under the 1996 Plan on October 16, 1996.
(5) Includes 210,050 shares beneficially owned through the Michelle Joy Coppola Trust. Mrs. Coppola, the beneficiary of the trust, is Mr. Coppola's wife. These shares have been loaned to the Selling Stockholder in connection with the initial public offering.
(6) Does not include stock options to purchase 75,000 shares of Common Stock granted under the 1996 Plan in October 1996.
(7) Does not include stock options to purchase 55,000 shares of Common Stock granted under the 1996 Plan in October 1996.
(8) Does not include stock options to purchase 45,000 shares of Common Stock granted under the 1996 Plan in October 1996.
(9) Includes 200 shares owned by Mr. Worobow's minor child for which Mr. Worobow is custodian.
(10) Does not include stock options to purchase 10,000 shares of Common Stock granted pursuant to a Nonqualified Stock Option Agreement between Mr. Arcara and the Company dated October 1996.
(11) Does not include stock options to purchase 10,000 shares of Common Stock granted pursuant to a Nonqualified Stock Option Agreement between Mr. Holt and the Company dated October 1996.
(12) Does not include stock options to purchase 10,000 shares of Common Stock granted pursuant to a Nonqualified Stock Option Agreement between Mr. Miggins and the Company dated October 1996.
(13) Does not include stock options to purchase 10,000 shares of Common Stock granted pursuant to a Nonqualified Stock Option Agreement between Mr. Spivak and the Company dated March 1997.

EXECUTIVE COMPENSATION

  Summary of Cash and Certain Other Compensation. The following table provides certain summary information concerning compensation paid by the Company to or on behalf of the Company's Chief Executive Officer and the three executive officers of the Company who received an annual salary and bonus in excess of $100,000 (the "Named Executive Officers") for the year ended December 31, 1996:

                          SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION
                                      ----------------------------  SECURITIES
                                                      OTHER ANNUAL  UNDERLYING
                                      SALARY   BONUS  COMPENSATION     STOCK
  NAME AND PRINCIPAL POSITION    YEAR   ($)     ($)       ($)       OPTIONS (#)
  ---------------------------    ---- ------- ------- ------------  -----------
David I. Saperstein............  1996 858,333   --      117,286(1)    100,000
Chairman of the Board of Direc-  1995 960,000   --       84,438(2)      --
 tors and Chief Executive
 Officer
Charles I. Bortnick............  1996 267,708 153,192     8,517(3)     75,000
President                        1995 253,980  58,303     2,310(4)      --
Shane E. Coppola...............  1996 384,583   --       20,389(5)     75,000
Executive Vice President         1995 247,917   --         --           --
Curtis H. Coleman..............  1996 150,000   --       57,541(6)     55,000
Senior Vice President and Chief  1995 131,042   --          938(4)      --
 Financial Officer
Gary L. Worobow................  1996 101,979   --          995(7)     45,000
Senior Vice President, General   1995  46,643   --         --           --
 Counsel and Secretary

--------
(1) Includes expenses related to automobiles of $90,880, certain medical benefits of $22,231, the Company's contributions on behalf of the named individual under the 401(k) Plan of $2,375 and group term life insurance premiums of $1,800.
(2) Includes expenses related to automobiles of $58,982, the Company's contributions on behalf of the named individual under the 401(k) Plan of $2,310 and a non-taxable shareholder distribution of $23,081.
(3) Includes expenses related to automobiles of $3,453, fringe benefits of $2,281, the Company's contributions on behalf of the named individual under the 401(k) Plan of $2,375 and group term life insurance premiums of $408.
(4) Represents the Company's contributions on behalf of the named individual under the 401(k) Plan.
(5) Includes expenses related to automobiles of $3,690, fringe benefits of $16,482 and group term life insurance premiums of $216.
(6) Includes expenses related to automobiles of $1,494, fringe benefits of $52,976, the Company's contributions on behalf of the named individual under the 401(k) Plan of $2,375 and group term life insurance premiums of $696.
(7) Includes fringe benefits of $75, the Company's contributions on behalf of the named individual under the 401(k) Plan of $754 and group term life insurance premiums of $166.

  Stock Options. The following table contains information concerning the stock options granted during 1996 to the Named Executive Officers. All grants were made under the Company's 1996 Incentive Stock Option Plan (the "1996 Plan").

                                                                             POTENTIAL REALIZABLE
                            INDIVIDUAL GRANTS                                  VALUE AT ASSUMED
                         ------------------------                         ANNUAL RATES OF STOCK PRICE
                          NUMBER OF   % OF TOTAL                                 APPRECIATION
                         SECURITIES    OPTIONS    EXERCISE                    FOR OPTION TERM(2)
                         UNDERLYING   GRANTED TO   OR BASE                ----------------------------
                           OPTIONS   EMPLOYEES IN   PRICE    EXPIRATION        5%              10%
          NAME           GRANTED (#) FISCAL YEAR  ($/SH)(1)     DATE           ($)             ($)
          ----           ----------- ------------ --------- -----------   -----------       ----------
David I. Saperstein.....   100,000       18.5%     $17.60     10/16/01     $2,470,000       $4,658,000
Charles I. Bortnick.....    75,000       13.9%      16.00     10/16/06     $1,852,500       $3,613,500
Shane E. Coppola........    75,000       13.9%      16.00     10/16/06     $1,852,500       $3,613,500
Curtis H. Coleman.......    55,000       10.2%      16.00     10/16/06     $1,358,500       $2,649,900
Gary L. Worobow.........    45,000        8.3%      16.00     10/16/06     $1,111,500       $2,168,100

--------
(1) All options other than those granted to a participant who owns more than 10% of the combined voting power of all classes of outstanding stock of the Company (a "Ten Percent Stockholder") were granted at market value at the date of grant for a term of ten years. Options granted to Ten Percent Stockholders were granted at 110% of the market value at the date of grant for a term of five years. All options granted under the 1996 Plan are subject to vesting and to earlier termination in certain instances relating to termination of employment.
(2) Calculation of potential realizable value is based on the closing price of the Common Stock at December 31, 1996 ($25.25) minus the exercise price per share, times the number of options held by the named executive officer, increased at the indicated rate and compounded annually through the stated expiration date.

  Options Exercised and Holdings. The following table sets forth information concerning the exercise of options during the last fiscal year and unexercised options held as of December 31, 1996 by the Named Executive Officers.

               AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                NUMBER OF SECURITIES
                                                     UNDERLYING           VALUE OF UNEXERCISED
                           SHARES                UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS AT
                          ACQUIRED    VALUE    AT FISCAL YEAR-END (#)    FISCAL YEAR-END ($)(2)
                             ON      REALIZED ------------------------- -------------------------
          NAME           EXERCISE(#)   (1)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- ----------- ------------- ----------- -------------
David I. Saperstein.....       0         0          0        100,000          0       $765,000
Charles I. Bortnick.....       0         0          0         75,000          0        693,750
Shane E. Coppola........       0         0          0         75,000          0        693,750
Curtis H. Coleman.......       0         0          0         55,000          0        508,750
Gary L. Worobow.........       0         0          0         45,000          0        416,250

--------
(1) Calculation of value realized is based on the closing price of the Common Stock at December 31, 1996 ($25.25) minus the exercise price per share, times the number of shares acquired upon the exercise of stock options by the Named Executive Officer.
(2) Calculation of the value of unexercised in-the-money options at December 31, 1996 is based on the closing price of the Common Stock at December 31, 1996 ($25.25) minus the exercise price per share of the options granted, times the number of options held by the Named Executive Officer.

1996 INCENTIVE STOCK OPTION PLAN

  The Company's Board of Directors adopted the 1996 Incentive Stock Option Plan (the "1996 Plan") for the Company's officers and employees. The Board of Directors has discretionary authority, subject to certain restrictions, to administer the 1996 Plan, including but not limited to determining the individuals to whom, the times at which, and the exercise price for which options will be granted. The total number of shares reserved for issuance under the 1996 Plan is 1,000,000, of which approximately 540,000 were issued during 1996. The exercise price of options granted under the 1996 Plan may not be less than 100% of the fair market value (or not less than 110% of the fair market value as to any individual who, at the time the option is granted, owned more than 10% of the total combined voting power of all classes of stock of the Company) of the Common Stock on the date such option was granted. Options granted under the 1996 Plan are not transferable by the optionholders except by will or by the laws of descent and distribution. Options granted under the 1996 Plan typically become vested and exercisable for up to 33 1/3% of the total optioned shares upon the first anniversary of the grant of the option and for an additional 33 1/3% of the total optioned shares upon each succeeding anniversary until the option is fully exercisable at the end of the third year. Generally, the unexercised portion of any option automatically terminates upon the earlier of (i) termination of the optionee's employment with the Company, (ii) the expiration of 90 days from the date his employment with the Company terminates for any reason other than cause, death, or disability (iii) the expiration of one year after the optionee's death or (iv) the expiration of the option. Upon the sale, merger or liquidation of the Company, outstanding options may be exercised immediately prior to the consummation of such a transaction, whether or not vested as of such date of consummation.

EMPLOYEE STOCK PURCHASE PLAN

  A total of 1,500,000 shares of the Company's Common Stock have been reserved for issuance under the Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan"). None of such shares have been issued. The Purchase Plan permits an eligible employee of the Company to purchase common stock at a discount through payroll deductions not to exceed 10% of the compensation received by such employee during such pay period ("Employee Purchases"). An employee's right to purchase shares under the Purchase Plan will be granted at the beginning of each six month period based on payroll deductions made in the prior six month period. All purchases will be made automatically at the end of each six month period. Employee Purchases cannot exceed $25,000 in any plan year. The price at which the Common Stock is purchased under the Purchase Plan as set by the Board of Directors is the lesser of 95% of the fair market value of the Common Stock at the time an employee's right to purchase the stock is granted, or the fair market value of the Common Stock on the date of purchase.

DEFINED CONTRIBUTION PLAN

  Effective in April 1995, the Company established a profit sharing plan under
Section 401(k) of the Internal Revenue Code (the "401(k) Plan") for all eligible employees. Under the 401(k) Plan, all eligible employees are permitted to defer compensation up to a maximum of 10% of their income. The 401(k) Plan provides for a matching contribution by the Company equal to 25% of the amount contributed by the employee, up to 6% of the employee's total compensation. These contributions amounted to $274,294 in 1996. The employee's contribution is immediately vested and 20% of the Company's matching contribution vests every year after the second year of the employee's participation in the plan. Accordingly, the matching contribution is fully vested six years after such contribution.

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with each of the Named Executive Officers. Such employment agreements prohibit each of the Named Executive Officers from competing with the Company for a period of one year after termination of employment.

  Mr. Saperstein is a party to an employment agreement with the Company pursuant to which he serves as Chief Executive Officer of the Company. Under the terms of Mr. Saperstein's employment agreement, he is entitled to receive an annual base salary of $350,000. Such base salary will increase by 5% during each year term of the employment agreement. The employment agreement provides that Mr. Saperstein may receive a bonus of up to $150,000 per annum at the discretion of the Board of Directors or the Compensation Committee. The bonus potential will increase by 5% during each year of the term of the employment agreement. Pursuant to the employment agreement, Mr. Saperstein was granted stock options under the 1996 Plan to purchase up to 100,000 shares of the Company's Common Stock at an exercise price equal to 110% of the initial public offering price. Subsequent grants of options to Mr. Saperstein during the term of the employment agreement will be at the discretion of the Board of Directors or the Compensation Committee. Mr. Saperstein's employment agreement became effective as of October 16, 1996, and has a two year term subject to automatic renewal at the end of the second year for an additional period of one year, unless the Company gives written notice at least 90 days prior to the end of such second year of its election to terminate such employment agreement at the end of such second year (hereinafter, a "Non-Renewal").

  Mr. Bortnick is a party to an employment agreement with the Company pursuant to which he serves as President of the Company. Under the terms of Mr. Bortnick's employment agreement he is entitled to receive an annual base salary of $275,000. Such base salary will increase by 5% upon each anniversary of the closing during the term of the employment agreement. The agreement provides that Mr. Bortnick may receive a bonus of up to $100,000 per annum at the discretion of the Board of Directors or the Compensation Committee. The bonus potential increases by 5% during each year of the term of the employment agreement. Pursuant to the employment agreement, Mr. Bortnick was granted stock options under the 1996 Plan to purchase up to 75,000 shares of the Company's Common Stock at an exercise price equal to the initial public offering price. Subsequent grants during the term of the employment agreement will be at the discretion of the Board of Directors or the Compensation Committee. Mr. Bortnick's employment agreement has a two year term from October 16, 1996 with an automatic renewal provision of one year, subject to Non-Renewal. Mr. Bortnick currently receives a base salary of $275,000. Mr. Bortnick's agreement also provides that upon the termination of such agreement by the Company or Mr. Bortnick under certain circumstances, Mr. Bortnick will continue to receive the salary provided for under his employment agreement for three months following termination of employment. Additionally, upon a change of control (as defined in the employment agreement) of the Company, if Mr. Bortnick's employment does not continue for a minimum of one year, he would be entitled to receive two (2) times his then current base salary.

  Mr. Coppola is a party to an employment agreement with the Company pursuant to which he serves as Executive Vice President of the Company. Under the terms of Mr. Coppola's employment agreement he is entitled to receive an annual base salary of $200,000. Such base salary will be increased by 5% during each year of the term of the employment agreement. The employment agreement provides that Mr. Coppola may receive a bonus of up to $100,000 per annum at the discretion of the Board of Directors or the Compensation Committee. The bonus potential will increase by 5% during each year of the term of the employment agreement. Pursuant to the employment agreement, Mr. Coppola was granted stock options under the 1996 Plan to purchase up to 75,000 shares of the Company's Common Stock at an exercise price equal to the initial public offering price. Subsequent grants during the term of the employment agreement will be at the discretion of the Board of Directors or the Compensation Committee. Mr. Coppola's employment agreement became effective as of October 16, 1996, and has a two year term with an automatic renewal provision of one year, subject to Non-Renewal.

  Mr. Coleman is a party to an employment agreement with the Company pursuant to which he will serve as Senior Vice President and Chief Financial Officer of the Company. Under the terms of Mr. Coleman's employment agreement he is entitled to receive an annual base salary of $150,000. Such base salary will increase by 5% during each year of the term of the employment agreement. The employment agreement provides that Mr. Coleman may receive a bonus of up to $50,000 per annum at the discretion of the Board of Directors or the Compensation Committee. The bonus potential will increase by 5% during each year of the term of the employment agreement. Pursuant to the employment agreement, Mr. Coleman was granted stock options under the 1996 Plan to purchase up to 55,000 shares of the Company's Common Stock at an exercise price equal to the initial public offering price. Subsequent grants during the term of the employment agreement will be at the discretion of the Board of Directors or the Compensation Committee. Mr. Coleman's employment agreement became effective as of October 16, 1996, and has a two year term with an automatic renewal provision of one year, subject to Non-Renewal.

  Mr. Worobow is a party to an employment agreement with the Company pursuant to which he serves as Senior Vice President, General Counsel and Secretary of the Company. Under the terms of Mr. Worobow's employment agreement he is entitled to receive an annual base salary of $117,500. Such base salary will increase by 5% during each year of the term of the employment agreement. The employment agreement provides that Mr. Worobow may receive a bonus of up to $37,500 per annum at the discretion of the Board of Directors or the Compensation Committee. The bonus potential will increase by 5% during each year of the term of the employment agreement. Pursuant to the employment agreement, Mr. Worobow was granted stock options under the 1996 Plan to purchase up to 45,000 shares of the Company's Common Stock at an exercise price equal to the initial public offering price. Subsequent grants during the term of the employment agreement will be at the discretion of the Board of Directors or the Compensation Committee. Mr. Worobow's employment agreement became effective as of October 16, 1996, and has a two year term with an automatic renewal provision of one year, subject to Non-Renewal.

INDEMNIFICATION MATTERS

  The Company's Amended and Restated Certificate of Incorporation and Bylaws require the Company to indemnify each officer, director or employee in respect of claims made by reason of his or her status with the Company, including stockholder derivative suits, provided he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal act or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Expenses incurred in the defense of any such action may be paid by the Company in advance of final disposition upon receipt of an undertaking from the officer, director or employee to repay the advances if there is an ultimate determination that he or she is not entitled to be indemnified.

NON-EMPLOYEE DIRECTOR COMPENSATION

  Each member of the Board of Directors who is not an officer or an owner, or the representative of an owner, of more than 5% of the outstanding Common Stock of the Company receives compensation of $1,000 per meeting for serving on the Board of Directors. The Company also reimburses Directors for any expenses incurred in attending meetings of the Board of Directors and the committees thereof. Upon their election to the Board of Directors, each non-employee Board member was granted options to purchase 10,000 shares of the Company's Common Stock. Such options will be exercisable at the fair market value of the common stock at the date of grant. These options will become vested and exercisable for up to 33 1/3% of the total optioned shares upon the first anniversary of the grant of the options and for an additional 33 1/3% of the total optioned shares upon each succeeding anniversary until the option is fully exercisable at the end of the third year.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors (the "Committee") consists of James A. Arcara, Shane E. Coppola and Robert M. Miggins. The Committee is charged with reviewing and approving compensation of the Company's executives. The Company's executive compensation program consists of three main components: base salary, potential for an annual bonus based on performance, and the opportunity to receive stock options exercisable for the purchase of Common Stock of the Company. The Committee is charged with the responsibility of granting stock options to employees.

  The Company has previously entered into employment agreements with each of the Named Executive Officers covered in the Summary Compensation Table above. See "Executive Compensation--Employment Agreements." Each of such persons receives a base salary with increases at the discretion of the Committee and is eligible to receive a bonus in accordance with such contracts at the discretion of the Committee. In general, bonuses are calculated using as criteria the Company's performance and the performance of the executive during the relevant year.

  The Company's executives are eligible to receive stock options in accordance with the Company's stock option plans. The objectives of such participation are to align the long-term interests of executives and stockholders by encouraging executives to develop and maintain a significant, long-term stock ownership position in the Company. The Committee has the responsibility of granting stock options to executives and other employees. In granting stock options, the Committee takes into account Company performance and individual performance. Company performance is measured by increases in earnings and, to a lesser extent, increases in revenues, and individual performance is measured by the individuals' contributions to such enhanced performance.

  The Company's Chairman of the Board and Chief Executive Officer, David I. Saperstein, received compensation in 1996 determined in accordance with the provisions of his employment agreement with the Company. See "Executive Compensation--Employment Agreements."

                                James A. Arcara
                               Shane E. Coppola
                               Robert M. Miggins

                               PERFORMANCE GRAPH

  The following graph compares the Company's cumulative total return to stockholders since the Company's initial public offering on October 17, 1996, with that of the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and a peer group index (the "Peer Group Index") consisting of those public companies traded on an exchange and listed under the same standard industry classification code as the Company (SIC No. 4899,Communications Services, Not Elsewhere Classified). The total return calculations set forth below assume $100 invested on October 17, 1996, in each of the Company, the S&P 500 Index and the Peer Group Index, with reinvestment of dividends into additional shares of the same class of securities at the frequency with which dividends were paid on such securities through December 31, 1996. Historical results are not necessarily indicative of future performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                     AMONG THE COMPANY, THE S&P 500 INDEX
                           AND THE PEER GROUP INDEX



                             [GRAPH APPEARS HERE]

                              FISCAL YEAR ENDING

                             OCT 17,       OCT 31,      NOV 30,      DEC 31,
COMPANY                      1996          1996         1996         1996
-------                      -------       -------      -------      -------

METRO NETWORKS, INC.         100.00         98.78        118.29       123.17
PEER GROUP INDEX             100.00        100.00        104.79       102.87
S&P 500 INDEX                100.00        100.00        107.56       105.43

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers, directors and 10% stockholders to file reports regarding initial ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq Stock Market. Executive officers, directors and 10% stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company's information regarding compliance with Section 16(a) is based solely on a review of the copies of such reports furnished to the Company by the Company's executive officers, directors and 10% stockholders. The Company is not aware of any noncompliance with the requirements of Section 16(a) to file reports during 1996.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  During 1996, the Company leased certain real property in Vail, Colorado and in Malibu, California from Five S Properties, Ltd., a limited partnership of which a company owned by Mr. Saperstein is the general partner ("Five S"). Such properties were used for affiliate relations and for other Company business-related purposes. The annual lease payments on these properties are $60,000 and $240,000, respectively. The amounts of such lease payments were determined by the Company based on its estimate of the value of the leased properties but without reference to outside sources of valuation. Because the Company did not make full-time use of these properties, such leases were terminated as of October 1996, and the Company has no intention to enter into similar leases. Prior to October 1996, the Company incurred certain operating and interest expenses on behalf of Five S. In October 1996, the Company distributed a note receivable from Five S to Mr. Saperstein in the amount of $832,495, representing the amounts incurred on behalf of Five S net of the lease payments.

  During 1996, the Company entered into certain reciprocal arrangements with unrelated third parties as a result of which the Company received or will receive goods and services for the benefit of Mr. Saperstein. The reciprocal arrangements obligate the Company to provide commercial airtime, provide other goods and services, and make cash disbursements to such third parties in exchange for the goods and services received by the Company. The dollar values of such arrangements have typically been calculated based upon the Company's estimate of the fair market value of the commercial airtime inventory involved and the Company believes that its estimates have been made on a basis similar to the basis on which estimates are made by others in the broadcast industry. As of December 31, 1996, the Company was obligated to provide approximately $3.4 million of commercial airtime, goods and services and cash under these reciprocal arrangements. The Company has entered into an agreement with Mr. Saperstein pursuant to which Mr. Saperstein has been distributed the goods and services the Company holds for Mr. Saperstein's benefit. The Company also distributed to Mr. Saperstein all of its rights to the goods and rights to services that are the subject of existing reciprocal arrangements but which have not yet been delivered to the Company. The value of such goods and services was approximately $4.1 million.

  During 1996, the Company entered into certain transactions with Pro Journey Travel, Inc., a company owned by Mr. Saperstein ("Pro Journey"). The total value of such transactions was approximately $80,000. As of October 1996, Pro Journey owed the Company approximately $57,582. In October 1996, the Company forgave this receivable. As of December 31, 1996, the Company ceased all transactions and arrangements with Pro Journey.

  Mr. Saperstein has personally utilized the services of several of the Company's employees. The total compensation paid to such employees was $178,246 in 1996. Except for two individuals who provide security and transportation services to Mr. Saperstein, these persons ceased to be employees of the Company. The individuals remaining in the Company's employ will be paid combined annual compensation of approximately $75,000.

  As of October 1996, the Company and Mr. Saperstein entered into an agreement pursuant to which Mr. Saperstein may seek reimbursement from the Company for any income tax obligation attributable to any period prior to the Reorganization. Alternatively, in the event that the status of any of Metro Video News, Inc., Metro Reciprocal, Inc., or Metro Traffic Control, Inc. as a subchapter S corporation is not respected, the Company may seek reimbursement from Mr. Saperstein, but only to the extent that Mr. Saperstein receives a tax refund attributable to amounts he previously included in income in his capacity as a shareholder of such corporations. The Company does not anticipate that the subchapter S status of Metro Video News, Inc., Metro Reciprocal, Inc., or Metro Traffic Control, Inc., will be successfully challenged. In October 1996, the Company distributed to Mr. Saperstein a non-interest bearing promissory note in the amount of $3.1 million representing the estimated tax obligation attributable to the period prior to the Reorganization. Such note is payable on demand, but in all events no later than December 31, 1997.

  As of October 1996, the Company entered into a Stock Loan and Pledge Agreement with Mr. Saperstein pursuant to which the Company loaned Mr. Saperstein 2,549,750 shares of Common Stock. The loan is for a term of ten years, although the Company has the right to require the return of the loaned Common Stock (the "Loaned Stock") from Mr. Saperstein prior to that time upon three days notice. As security for the loan, Mr. Saperstein pledged a number of shares of Series A Convertible Preferred Stock of the Company which when converted into common stock will be equal to the number of shares of Loaned Stock. Mr. Saperstein is obligated to pay to the Company an annual fee over the term of the loan of 0.1% of the average fair market value of the Loaned Stock during the five day period immediately following the date of the Stock Loan and Pledge Agreement. One-half of this fee is payable annually, and the remaining one-half of this fee is payable upon the termination of the loan if such termination occurs pursuant to an Event of Default (as defined in the Stock Loan and Pledge Agreement) or at the end of the ten year term of the Stock Loan and Pledge Agreement. The Company will forfeit this portion of the fee if it calls the loan prior to the end of the ten year term. In addition, Mr. Saperstein paid an upfront transaction fee of $2,550 to the Company and is obligated to repay to the Company any dividends that are paid by the Company on the Loaned Stock. The Series A Convertible Preferred Stock does not pay any dividends.

                         RATIFICATION AND APPROVAL OF
                 THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS
                                 (PROPOSAL 2)

  The Board of Directors has selected KPMG Peat Marwick LLP to audit the financial statements of the Company for the year ended December 31, 1997. KPMG Peat Marwick LLP has audited the financial statements of the Company and its predecessors, since 1995.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY AND APPROVE THE SELECTION OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL 1997.

  It is expected that a representative of KPMG Peat Marwick LLP will be present at the Annual Meeting to respond to any questions and to make a statement on behalf of his or her firm, if such representative so desires.

                         TRANSACTION OF OTHER BUSINESS

  As of the date of this Proxy Statement, the Board of Directors is not aware of any matters other than those set forth herein and in the Notice of Annual Meeting of Stockholders that will come before the meeting. Should any other matters arise requiring the vote of stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

                         FUTURE STOCKHOLDER PROPOSALS

  The Company must receive at its principal office before January 2, 1998, any proposal which a stockholder wishes to submit to the 1998 Annual Meeting of Stockholders, if the proposal is to be considered by the Board of Directors for inclusion in the proxy materials for that annual meeting.

                               ----------------

  Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

  THE COMPANY WILL PROVIDE WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS, A COPY WITHOUT EXHIBITS OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996. REQUESTS SHOULD BE MAILED TO THE DIRECTOR OF CORPORATE COMMUNICATIONS, METRO NETWORKS, INC., 2800 POST OAK BOULEVARD, SUITE 4000, HOUSTON, TEXAS 77056. THE ANNUAL REPORT ON FORM 10-K IS NOT SOLICITING MATERIAL AND IS NOT INCORPORATED IN THIS DOCUMENT BY REFERENCE.

                                          By Order of the Board of Directors

                                          LOGO
                                          David I. Saperstein
                                          Chairman of the Board and Chief
                                           Executive Officer

May 2, 1997

                             METRO NETWORKS, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 6, 1997

  David I. Saperstein, Shane E. Coppola and Gary L. Worobow, and each of them, with full power of substitution, are hereby authorized to represent and to vote as directed on this proxy the shares of Common Stock and Preferred Stock of Metro Networks, Inc. held of record by the undersigned on April 28, 1997, at the Annual Meeting of Stockholders to be held on June 6, 1997, and at any adjournments, as if the undersigned were present and voting at the meeting.

  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED FOR EACH OF THE PROPOSALS SET FORTH ON THIS PROXY.

  Whether or not you expect to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.

          (CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE
                                 WITHHELD
                                 AUTHORITY
                     FOR        to vote for
1.  ELECTION OF  all nominees   all nominees                                                                FOR   AGAINST   ABSTAIN
    NOMINEES        [ ]             [ ]      NOMINEES: David I. Saperstein  2. RATIFICATION AND APPROVAL
    AS CLASS 1                                         Gary L. Worobow         OF KPMG PEAT MARWICK LLP     [ ]     [ ]       [ ]
    DIRECTORS OF THE COMPANY                           Kenin M. Spivak         AS INDEPENDENT PUBLIC
                                                                               ACCOUNTANTS FOR FISCAL 1997

                                                                            3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO
                                                                               VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME
                                                                               BEFORE THE MEETING.

                                                                            PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                                                                            PROMPTLY USING THE ENCLOSED ENVELOPE.  VOTES MUST BE
                                                                            INDICATED (X) IN BLACK OR BLUE INK.


SIGNATURE _______________________________  SIGNATURE __________________________________  DATED: _______________________________ 1997
NOTE: Signatures should agree with the names stencilled hereon. When signing as executor, administrator, trustee, guardian or attorney, please give the title as such. For joint accounts or co-fiduciaries, all joint owners or co-managers should sign.
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